Frankly Reports Results for the Second Quarter and First Six Months of 2017

SAN FRANCISCO, CA – August 28, 2017 – Frankly Inc. (TSX VENTURE: TLK) (Frankly), a leader in transforming local TV broadcasters and media companies by enabling them to publish and monetize their digital content across multiple platforms, reported financial results for the second quarter and six months ended June 30, 2017. All financial statements have been prepared in accordance with U.S. GAAP.

Second Quarter 2017 Financial Results (All amounts in U.S. dollars)

●	Revenue increased 2% to a record $6.5 million from $6.4 million in the prior quarter, and increased 24% from $5.2 million in the second quarter of 2016. The year-over-year increase in revenue was primarily due to contractual changes to the Company’s advertising program requiring the company to recognize gross revenues beyond commissions, as well as increases in usage and professional services fees.

●	Net loss totaled $(2.4) million, compared to $(1.5) million in the prior quarter and $(1.4) million in the second quarter of 2016.

●	Adjusted EBITDA loss was $(381,000) compared to adjusted EBITDA of $428,000 in the prior quarter, and a loss of $(107,000) in the second quarter of 2016 (see discussion about the presentation of adjusted EBITDA below). The decrease in adjusted EBITDA from the prior quarter was primarily due to one-time advertising and marketing expenses related to the company’s presence at the National Association of Broadcasters (NAB) show in April. The decrease from the prior quarter was also a result of personnel and technology expenses related to acceleration of the company’s product roadmap, which are intended to take advantage of increased customer opportunities in the company’s pipeline over the coming quarters.

●	The Company had $4.1 million in cash and restricted cash at June 30, 2017. The Company decided in the third quarter of 2017 to postpone its US Initial Public Offering efforts, but has now become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, as a result of its registration with the US Securities and Exchange Commission of the Company’s common shares on Form 10 earlier this month. Going forward, Franky will prepare and file annual Form 10-Ks and quarterly Form 10-Qs.

Six Month 2017 Financial Results (All amounts in U.S. dollars)

●	Revenue increased 23% to $12.9 million from $10.5 million in the same period a year ago. The year-over-year increase in revenue was primarily due to contractual changes to the company’s advertising program requiring the company to recognize gross revenues beyond commissions, as well as increases in usage and professional services fees.

●	Net loss totaled $(3.9) million, compared to $(3.1) million in the same period in 2016.

●	Adjusted EBITDA increased to $48,000 from an adjusted EBITDA loss of $(104,000) in the prior year period (see discussion about the presentation of adjusted EBITDA below).

Management Commentary

“We achieved topline growth both in Q2 and the first half of the year, driven by continued improvement across all of our business segments,” said Frankly CEO Steve Chung. “This performance was a continuation of the successful results we’ve experienced over the last several quarters. It also marked the beginning of our strategic plan to judiciously allocate more resources to accelerate growth, an initiative we plan to continue pursuing through 2017. In fact, we are already starting to see the ROI from this initiative, through establishing new customer relationships from our presence at the NAB show to deploying several new mobile and OTT apps for leading broadcasters. This quarter included the comprehensive launch of Raycom Media’s mobile and OTT apps, whereby all RaycomTV markets in 17 states are now running on the Frankly Mobile Apps platform. We also introduced News12 Networks’ new digital platform to the market, with all seven of News12’s regional networks currently running on our multiscreen management platform for digital distribution.

“Moving forward, we remain confident our strategic investments in sales and marketing as well as product development will better position us to capitalize on the increasing opportunities we’re seeing across our business. One particular area where we expect to realize an immediate impact is in our strategic partnership with Vendasta. Through our combined Frankly Local offering, this partnership dramatically expands our monetization offering with a full suite of local marketing agency services for our media customers. We are already realizing a meaningful lift from Frankly Local in our current quarter, which we expect will build through 2018. And as we’ve proven again in the second quarter and first half of 2017, our company roadmap remains centered on three strategic growth catalysts that will scale our business to the next level: data-driven advertising, mobile and OTT apps, and strategic channel partnerships. And it’s because of the continued success we’ve seen in these areas that we’re reaffirming our investments for the future.”

Conference Call

Frankly management will hold a conference call today (August 28, 2017) at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss these results. The call may also include discussion of company developments, forward-looking information and other material information about Frankly’s business and financial matters.

Frankly CEO Steve Chung, along with CFO and COO Lou Schwartz, will host the presentation.

U.S. listen-only dial-in: 1-888-572-7034

International listen-only dial-in: 1-719-457-2644

Conference ID: 6807057

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 949-574-3860.

The conference call will be broadcasted live and available for replay here. A replay of the call will be available after 8:00 p.m. Eastern time through September 11, 2017.

U.S. replay dial-in: 844-512-2921

International replay dial-in: 412-317-6671

Replay ID: 6807057

About Frankly

Frankly (TSX VENTURE: TLK) builds an integrated software platform for media companies to create, distribute, analyze and monetize their content across all of their digital properties on web, mobile and TV. Its customers include NBC, ABC, CBS and FOX affiliates, as well as other leading media organizations. Collectively, Frankly reaches nearly 60 million monthly users in the United States. The company is headquartered in San Francisco with major offices in New York. To learn more, visit www.franklyinc.com.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Non-GAAP Measures

The Company reports earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA, which are not financial measures calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) and therefore may not be comparable to similar measures presented by other issuers. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute to net income (loss) or any other financial measures of performance or liquidity calculated and presented in accordance with GAAP. The Company defines Adjusted EBITDA as EBITDA, adjusted to exclude certain non-cash charges and other items that we do not believe are reflective of our ongoing operating results. The Company utilizes Adjusted EBITDA internally for purposes of forecasting, determining compensation, and assessing the performance of our business, therefore, we believe this measure provides useful supplemental information that may assist investors in assessing an investment in the Company.

The following unaudited table presents the reconciliation of net loss to Adjusted EBITDA for the three and six months ended June 30, 2016 and 2017.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2017	2016	2017

Net Loss	$(1,442,950)	$(2,404,109)	$(3,070,797)	$(3,907,928)
Interest expense, net	220,838	646,943	441,774	1,257,148
Income tax expense	-	-	-	-
Depreciation and amortization	803,763	1,092,626	1,599,019	2,159,357
Stock-based compensation	311,571	284,006	583,569	512,172
Loss on disposal of assets	-	-	1,093	-
Other expense	-	-	341,212	27,017
Adjusted EBITDA	$(106,778)	$(380,534)	$(104,130)	$47,766

Notice Regarding Forward-Looking Statements

This release includes forward-looking statements regarding Frankly and their respective businesses. Forward-looking events and circumstances discussed in this release, may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the parties. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Frankly undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Company Contact:

Steve Chung, CEO

press@franklyinc.com

Frankly Investor Relations Contact:

Matt Glover or Tom Colton

Liolios Group, Inc.

949-574-3860

TLK@liolios.com